Exhibit 99.1

For Immediate Release

Alexandria Real Estate Equities, Inc. Announces
$500 Million Common Stock Repurchase Program

PASADENA, Calif., December 9, 2024 — Alexandria Real Estate Equities, Inc. (“Alexandria” or the “Company”) (NYSE: ARE) today announced that the Company’s Board of Directors authorized a common stock repurchase program. Under the program, the Company may purchase up to $500,000,000 of its outstanding shares of common stock, par value $0.01 per share (“Common Stock”), until December 31, 2025 from time to time in the open market or otherwise (including in negotiated transactions, in open market transactions, through accelerated share repurchase, through indirect purchases of Common Stock such as by using derivatives or in other transactions). The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions and other considerations. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of Common Stock and may be suspended or discontinued at any time. Stock repurchases through December 31, 2025, if any, are expected to be funded on a leverage neutral basis with net cash provided by operating activities after dividends and proceeds from asset sales.

About Alexandria Real Estate Equities, Inc.

Alexandria, an S&P 500® company, is a best-in-class, mission-driven life science REIT making a positive and lasting impact on the world. As the pioneer of the life science real estate niche since its founding in 1994, Alexandria is the preeminent and longest-tenured owner, operator, and developer of collaborative Megacampus™ ecosystems in AAA life science innovation cluster locations, including Greater Boston, the San Francisco Bay Area, San Diego, Seattle, Maryland, Research Triangle and New York City. For more information on Alexandria, please visit www.are.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding the Company’s stock repurchase program. These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in its filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q.

CONTACT: Sara Kabakoff, Senior Vice President – Chief Content Officer, (626) 788-5578, skabakoff@are.com

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